Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 file numbers 333-67808 and 333-90984 and Form S-8 file numbers 33-61866 and 333-60984 of Ultralife Batteries, Inc. of our report dated August 2, 2002 relating to the financial statements as of June 30, 2002 and for the year then ended, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated August 2, 2002 relating to the financial statement schedule as of June 30, 2002 and for the year then ended, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Rochester, New York
September 27, 2002


                                       66